Exhibit 10.7

EMPLOYMENT AGREEMENT
CHIEF EXECUTIVE OFFICER

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 1, 2020 by and between BZRTH INC., a Nevada corporation (the “Company”), and CHENLONG TAN, an individual (the “Executive”).

RECITALS

A. WHEREAS, the Company is mainly engaged in the business of marketing and selling of indoor/outdoor gardening products and other accessories.

B. WHEREAS, the Company desires to engage the Executive as its Chief Executive Officer, and the Executive desires to provide employment services to the Company on all of the terms and conditions herein set forth.

C. WHEREAS, the Company desires to provide the Executive with compensation in recognition of the Executive’s valuable skills and services.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITION

In this Agreement, unless the context otherwise requires, the following words shall have the following meaning:

“Board” means the Board of Directors of the Company;

“Company” means BZRTH Inc, a company duly incorporated and validly existing under the laws of the state of Nevada;

“Commencement Date” means the date set forth in Section 3.1 and which is the date on which the Executive’s Employment shall commence;

“Employment” means the employment of the Executive under the terms herein; “Executive” means Chenlong Tan;

“Confidentiality Agreement” means the Confidentiality Agreement to be executed contemporaneously with this Agreement by and between the Company and the Executive.

ARTICLE II. POSITION AND DUTIES

2.1 Employment. The Company hereby employs the Executive as its Chief Executive Officer, and the Executive hereby accepts such engagement with the Company, in accordance with and subject to all of the terms, conditions and covenants set forth in this Agreement. The Executive shall travel to the extent and to the places necessary for the performance of his duties.

2.2 Scope of Duties. The Executive shall be the Chief Executive Officer of the Company, and shall have such other or additional offices or positions with the Company as the Board shall determine from time to time, but subject to the Executive’s consent. The Executive shall have responsibility for directing and managing the operations of the Company.

2.3 Other Business Affiliations. During the term of his Employment, the Executive shall devote his best efforts, full time and attention to his duties under this Agreement.

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ARTICLE III. DURATION

3.1 Commencement Date. The Commencement Date shall be July 1, 2020.

3.2 Conditions. Employment shall be conditional upon the Executive obtaining and maintaining any required passport, visa, resident and/or work permits to work at the Company which the Company will, at its expense, take reasonable steps to assist the Executive in securing.

3.3 Term. The Executive’s Employment shall commence on the Commencement Date and shall continue for an initial term of 5 years unless otherwise terminated in accordance with Article 8 below. Upon the expiration of the initial term, the Executive’s Employment shall be automatically extended for successive periods of twelve (12) months commencing on the date following the expiration of the initial term or of any subsequent extension, unless terminated by either party upon thirty (30) days’ notice prior to the expiration of the initial term or any subsequent terms.

ARTICLE IV. COMPENSATION

4.1 Salary. During the term of Employment, the Executive shall be paid an initial gross monthly salary of $20,000, which shall be paid in equal bi-monthly installments in U.S. dollars in accordance with the Company’s normal and customary payroll practices as may be in effect from time to time. The salary to the Executive, after standard state, federal and other governmental deductions required by law, will be paid to the Executive. The salary shall be reviewed and adjusted annually based on performance.

4.2 Incentive Equity Compensation Plan. The Company shall recommend to the Board that the Executive be granted restricted common shares and/or options to purchase shares of the Company’s stocks.

4.3 Bonus. During the term of Employment, the Executive shall be eligible to earn an annual performance-based cash bonus to be determined and payable at the end of each fiscal year-end date.

4.4 Motor Vehicle. During the term of Employment, the Company shall lease a motor vehicle for the Executive’s daily use.

4.5 Reimbursable Expenses. During the term of Employment, the Company shall reimburse the Executive for all reasonable business expenses incurred in the performance of the Executive’s duties hereunder on behalf of the Company.

ARTICLE V. OTHER BENEFITS, VACATION AND HOLIDAYS

5.1 Benefits. During the term of Employment, the Executive shall be eligible to participate in employee benefit plans, including sick leave policies, as the Company may establish for its employees as may be in effect from time to time. At this time, the Company does not offer any Benefits in which Executive would be eligible to participate.

5.2 Vacation. During the term of Employment, the Executive shall be entitled in each calendar year to 15 days of vacation with full salary (in addition to statutory holidays) to be taken at such reasonable time.

5.3 Holidays. The Executive shall be entitled to the statutory public holidays observed in.

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ARTICLE VI. CONFIDENTIALITY

6.1 Enforceability. The Executive agrees that, having regard to all the circumstances, the restrictions in this Article 6 are reasonable and necessary but no more than sufficient for the protection of the Company. The Company and the Executive agree that:

(i)   each restriction in this Article 6 shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason, the remaining restrictions shall not be affected; and

(ii)  if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or the period thereof were deleted or the range of activities or area dealt with thereby were reduced in scope, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

6.2 Injunctive Relief. In the event of the breach or threatened breach by the Executive of this Article 6, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Article 6 in any court of competent jurisdiction worldwide.

ARTICLE VII. TERMINATION

7.1 Termination upon Mutual Agreement. During the term of Employment, the Executive’s Employment may be terminated by either party giving the other not less than thirty (30) days’ notice in writing provided that the Company shall have the option to pay salary (pro-rated) in lieu of any required period of notice.

7.2 Termination by the Executive. The Executive may terminate his Employment at any time with not less than thirty (30) days’ notice in writing to the Company, if (1) there is a material reduction in the Executive’s authority, duties and responsibilities, or (2) there is a material reduction in the Executive’s annual salary before the next annual salary review.

7.3 Death. Employment under this Agreement shall terminate immediately without action or notice by either party upon death of the Executive during the term of Employment and without further obligation by the Company, except for payment of any salary at the rate contemplated under Section 4.1 that is accrued and unpaid to the effective date of termination.

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ARTICLE III. MISCELLANEOUS PROVISIONS

8.1 Warranties. The Executive represents and warrants that he will not improperly use or disclose to the Company for its benefit any confidential information or trade secrets of (i) any former or current employers, (ii) any person to whom he has previously provided consulting services or (iii) any other person to whom the Executive owes an obligation of confidentiality. The Executive undertakes that he shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in this Section unless consented to in writing by such person.

8.2 Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, (i) in the case of any such term, provision, covenant or condition set out in Article 6, the provisions of Section 6.4 shall apply, and (ii) in the case of any other provision, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

8.3 Survival. The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.

8.4 Entire Agreement. This Agreement (including any attachments and exhibits thereto) is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties.

8.5 Employment Amendments. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by the Executive and authorized officer of the Company or any other officer duly authorized by the Board.

8.6 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that the Executive may assign any of the Executive’s duties hereunder and the Executive may assign any of the Executive’s rights or other interest herein to a party without the prior written consent of the Company.

8.7 Waiver. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

8.8 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the state of California, County of Los Angeles without regard to conflict of law.

8.9 Jurisdiction. Unless otherwise provided for in this Agreement, the courts of the United States of America shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and the Executive consents to such jurisdiction and venue.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE;	COMPANY:

/s/ Chenlong Tan	/s/ Chenlong Tan
CHENLONG TAN	CHENLONG TAN, CEO

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